Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Michael Gaubert, has authorized and designated Matthew Krueger to execute and file on the undersigned’s behalf all Forms 3, 4 and 5, including any amendments thereto, that the undersigned may be required to file with the U.S. Securities and Exchange Commission due to the undersigned’s direct or indirect ownership of or transactions in securities of Asset Entities Inc. If Matthew Krueger is not available, the undersigned hereby grants Matthew Krueger the power of substitution authorizing him to confer signature authority on additional persons. The authority of Matthew Krueger under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 in connection with the undersigned’s direct or indirect ownership of or transactions in securities of Asset Entities Inc., unless revoked earlier in writing. The undersigned acknowledges that Matthew Krueger is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: May 17, 2022	/s/ Michael Gaubert
Michael Gaubert